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                                                                    EXHIBIT 11.1

                      PROJECT SOFTWARE & DEVELOPMENT, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

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

         Type of Security
         ----------------
                                                                            Basic          Diluted
                                                                            -----          -------

 COMPANY, FOR THE THREE MONTHS ENDED DECEMBER 31, 1997:


   Weighted average common shares outstanding...........................   9,864,535       9,864,535
   Common stock equivalents ............................................         n/a         177,790
                                                                          ----------     -----------
                                                                           9,864,535      10,042,325

 Net income.............................................................  $3,504,810     $ 3,504,810
 Net income per share...................................................  $     0.36     $      0.35




 COMPANY, FOR THE THREE MONTHS ENDED DECEMBER 31, 1996:
   Weighted average common shares outstanding...........................   9,708,322       9,708,322
   Common stock equivalents ............................................         n/a         419,564
                                                                          ----------     -----------
                                                                           9,708,322      10,127,886

 Historical net income .................................................  $3,528,827     $ 3,528,827
 Historical net income per share .......................................  $     0.36     $      0.35



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